Exhibit 3.31

AGREEMENT TO CORPORATE ACTION

BY THE SOLE SHAREHOLDER AND ALL OF THE DIRECTORS

OF

PIONEER CONSTRUCTION, INC.

The undersigned, constituting the sole shareholder and all of the directors of Pioneer Construction, Inc., a West Virginia corporation, pursuant to the provisions of West Virginia Code §31—1-73, do hereby agree in writing and without a meeting to the following action on behalf of the corporation:

1.             That the following amendment to the Articles of Incorporation is approved:

Section I of the Articles of Incorporation of Pioneer Construction, Inc., issued by the Secretary of State of West Virginia on January 23, 1985, is deleted and the following inserted in lieu thereof:

“Section 1. The name of the corporation shall be Perland Construction, Inc.”

2.             That the President and Secretary of the corporation shall have Articles of Amendment to Articles of Incorporation of Pioneer Construction, Inc. recorded with the West Virginia Secretary of State.

3.             That the President or Secretary of the corporation be, and each hereby is, authorized, empowered and directed, each alone or jointly with others, to execute all other such documents, instruments, and other papers, and to take all such steps and actions necessary, convenient and advisable to carry out the intent and purposes of the foregoing action.

In order to show their acquiescence and agreement to the foregoing corporate action, the undersigned, constituting the sole shareholder and all of the directors of the corporation, have hereto affixed their signatures this 24th day of June, 1996.

SOLE SHAREHOLDER:

PERINI CORPORATION,

a Massachusetts corporation

By:	/s/ David B. Perini
David B. Perini, its President

DIRECTORS:

/s/David B. Perini
David B. Perini

/s/Donald E. Unbekant
Donald E. Unbekant

/s/John H. Schwarz
John H. Schwarz

/s/Richard J. Rizzo
Richard J. Rizzo